UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 11, 2006
Date of Report (Date of earliest event reported)

Global Developments Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	98-0453932
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 510 - 999 West Hastings Vancouver, B.C.
V6C 2W2
(Address of principal executive offices)	(Zip Code)

604-685-7552
Issuer's telephone number

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01   OTHER EVENTS

The attached announcement was released to the news media on December 11, 2006.

GLOBAL INVESTMENT UPDATE: Minow Litigation Trust Files Lawsuit against Lexus and Toyota for Copyright Infringement

Vancouver, December 11, 2006 - Global Developments, Inc. (GBDP.PK), a publicly traded venture capital company, is pleased to provide the following update with respect to the Minow Litigation Trust, a copyright litigation trust financed by Global.

The Minow Litigation Trust filed and served a complaint in the United States District Court, Central District of California, against Lexus and Toyota Motor Sales in an action for copyright infringement, false designation of origin, unfair competition, and elder abuse, arising from the misappropriation by Lexus of an original copyrighted song owned by the Minow Litigation Trust, a song for which copyright was registered in both 1979 and 1982.

The complaint states that Lexus used an original copyrighted song owned by the Trust as part of a national advertising campaign to promote the sale of Lexus cars during the 2004 and 2005 holiday seasons without permission or authorization. The Lexus holiday advertising campaign shows large red ribbons on the tops of Lexus cars, which are presented by various people to either their spouses or their children, while the copyrighted song plays as background and featured music behind the voice of someone encouraging the listener to purchase a Lexus car.

The complaint is seeking the following relief: that Lexus be enjoined, permanently, from infringing the copyright, from engaging in false designation of origin, and from unfair competition; that Lexus be required to account for and pay all the profits it has derived from infringing the copyright; that Lexus be required to pay a reasonable royalty for use of the composition; as well as unspecified enhanced damages, fees, and costs. The complaint also requests trial by jury.

This is the first of several copyright infringement actions that are being pursued by the Litigation Trust, of which Global is financing. Under the terms of Global’s financing agreement with the Litigation Trust, Global will receive 10% of all proceeds from litigation up to a maximum of $50,000,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Developments Inc.

Date: December 11, 2006	By:	/s/ John D. Briner
President